Exhibit 11  Computation of Per Share Earnings

     In February, 1997 the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share", which modifies the standards for computing earnings per share. As required, the Company adopted SFAS No. 128 as of December 15, 1997. SFAS No. 128 replaces the presentation of primary and (where applicable) fully diluted earnings per share ("EPS") with basic and (where applicable) diluted EPS.

     Basic EPS is equal to net income divided by the weighted average number of shares of common stock outstanding for the period. Diluted EPS recognizes the dilutive effect of common stock equivalents and is equal to net income divided by the sum of the weighted average number of shares of common stock outstanding and common stock equivalents. Consistent with previous standards, SFAS No. 128 prohibits inclusion of the impact of common stock equivalents in the calculation of EPS when inclusion results in antidilution.

     For the three months and nine months ended December 31, 1996, primary and fully diluted EPS, as previously reported, are equal to basic and diluted EPS respectively.

     The computation of earnings per share (in thousands except per share data) follows:




                                    Three Months Ended     Nine Months Ended
                                        December 31,          December 31,
                                 ---------------------  ----------------------
                                   1997        1996         1997        1996
                                  ------     -------     --------    --------
Net income (loss)                 $  109       $  37     $(3,708)    $(6,003)
                                  ------     -------     --------    --------

Common stock-weighted
  average number of shares
  outstanding                     36,847      30,698      36,662      29,370
                                  ------     -------     --------    --------
Common stock equivalents:
  stock options                      198         143          (a)         (a)
  warrants                            88           0          (a)         (a)
  preferred stock                     50          50          (a)         (a)
                                  ------     -------
     Total equivalents               336         193          (a)         (a)
                                  ------     -------
Total shares common stock
and equivalents (for diluted
EPS)                              37,183      30,891      36,662      29,370
                                  ------     -------     --------    --------

Basic EPS                        $  0.00     $  0.00   $  ( 0.10)  $  ( 0.20)
                                  ------     -------     --------    --------
Diluted EPS                      $  0.00     $  0.00   $  ( 0.10)  $  ( 0.20)
                                  ------     -------     --------    --------

(a) Common stock equivalents excluded to prevent antidilution.